Exhibit 99.1

FOR IMMEDIATE RELEASE

Date: April 23, 2018

Contact:Kevin McPhaill, President/CEO

Phone:(559) 782-4900 or (888) 454-BANK

Website Address:www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – April 23, 2018 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2018.  Sierra Bancorp recognized consolidated net income of $6.710 million for the first quarter of 2018, reflecting an increase of $2.159 million, or 47%, relative to the first quarter of 2017.  The lift in net income is primarily the result of improvement in net interest income, partially offset by higher non-interest expense and a $200,000 loan loss provision recorded in 2018.  A lower tax accrual rate also had a favorable impact on first quarter 2018 results.  For the first quarter of 2018 the Company’s return on average assets was 1.16%, return on average equity was 10.61%, and diluted earnings per share were $0.44.

Total assets, loans and deposits again increased to record levels during the recently-concluded quarter.  Assets totaled $2.374 billion at March 31, 2018, representing an increase of $33 million, or 1%, for the quarter.  The increase in assets resulted primarily from strong organic growth in real estate loans and agricultural loans, partially offset by a $29 million drop in balances outstanding on mortgage warehouse lines. Gross loans totaled $1.592 billion at March 31, 2018.  Total nonperforming assets were reduced by $984,000, or 10%, during the first quarter due primarily to a drop in nonperforming loans.  Deposits totaled $2.037 billion at March 31, 2018, representing an increase for the quarter of $48 million, or 2%.  Non-deposit borrowings were reduced by $11 million.

“The secret of success is to do the common things uncommonly well.” – John D. Rockefeller

“Banking may be mundane to many, but we are passionate about banking and serving our customers exceptionally well, and our entire team continually strives to differentiate Bank of the Sierra with our ability to execute efficiently,” exclaimed Kevin McPhaill, President and CEO.  “This determination drives quality growth, which was particularly evident in the first quarter of 2018 as we achieved record levels in loans, deposits and total assets.  Balance sheet growth, along with the reduction in our corporate tax rate, also resulted in a record level of quarterly net income for the Company,” he observed.  McPhaill concluded by proclaiming, “our commitment to community banking excellence remains unwavering and we look forward to additional opportunities throughout the remainder of 2018!”

Sierra Bancorp Financial Results

April 23, 2018

Financial Highlights

As noted above, net income increased by $2.159 million, or 47%, in the first quarter of 2018 relative to the first quarter of 2017.  Significant variances in the components of pre-tax income and in our provision for income taxes, including some items of a nonrecurring nature, are noted below.

Net interest income increased by $4.877 million, or 29%, due to growth in average interest-earning assets totaling $327 million, or 18%, for the first quarter of 2018 over the first quarter of 2017.  Organic growth was a factor in the increase in average earning assets, but the comparative results were also materially affected by our recent acquisition, namely Ojai Community Bank in the fourth quarter of 2017.  The favorable impact of higher interest-earning assets was enhanced by an increase of 30 basis points in our net interest margin for the comparative quarters.  The net interest margin improvement reflects the fact that loan yields have increased more rapidly than deposit rates as market interest rates have gone up, as well as the fact that our acquisition resulted in stronger growth in loans relative to lower-yielding investment balances.  Non-recurring interest items have also had an impact on net interest income in recent periods, with net interest recoveries totaling $102,000 in the first quarter of 2018 and $136,000 in the first quarter of 2017.  Moreover, approximately six basis points of our first quarter 2018 and 2017 net interest margins can be attributed to discount accretion on loans from whole-bank acquisitions.

As noted above, we recorded a $200,000 loan loss provision in the first quarter of 2018 relative to no provision in the first quarter of 2017.  The 2018 provision was deemed necessary subsequent to our determination of the appropriate level for our allowance for loan and lease losses, taking into consideration overall credit quality, growth in outstanding loan balances and reserves required for specifically identified impaired loan balances.

Total non-interest income was the same in the first quarter of 2018 as in the first quarter of 2017, since an increase in core service charges on deposits was offset by lower income on bank-owned life insurance (BOLI) and a drop in other non-interest income.  BOLI income declined primarily due to a loss of $40,000 on BOLI associated with deferred compensation plans in the first quarter of 2018, relative to a gain of $205,000 for the first quarter of 2017.  Other non-interest income was lower mainly because of pass-through expenses associated with additional investments in low-income housing tax credit funds and other limited partnerships.  Those expenses are netted out of revenue.

Total non-interest expense was up by $2.186 million, or 14%, for the first quarter of 2018 relative to the first quarter of 2017, with the increase including $286,000 in nonrecurring acquisition costs.  Half of the acquisition costs are residual expenses attributable to Ojai Community Bank and the Woodlake branch, and half are associated with our pending purchase of a branch in Lompoc, California.  Salaries and benefits increased by $1.298 million, or 16%, due in large part to expenses for employees retained subsequent to our acquisitions, staffing costs for de novo branch offices that commenced operations in 2017, salary adjustments in the normal course of business, costs for non-acquisition related staff additions, and a relatively large increase in group health insurance costs.  Deferred compensation expense, a component of salaries and benefits which is associated with BOLI income as noted above, declined by $100,000 for the comparative quarters.  Salaries directly related to successful loan originations, which are deferred and amortized as loan costs and thus reduce current period compensation expense, increased by $197,000 for the fourth quarter comparison and thus also had a favorable impact on the variance in salaries and benefits.

Total occupancy expense did not change materially in the first quarter of 2018 relative to the first quarter of 2017, since increases resulting from ongoing occupancy costs associated with a higher number of branches were largely offset by reductions in non-recurring expenses associated with a de

Sierra Bancorp Financial Results

April 23, 2018

novo branch opening in the first quarter of 2017.  Other non-interest expense was up by $860,000, or 16%, for the quarter.  This line item includes $286,000 in nonrecurring acquisition costs in the first quarter of 2018, as noted above, as well as approximately $100,000 in non-recurring adjustments which added to lending costs in the first quarter of 2017.  Other non-interest expense also reflects increases in the normal course of business, higher operating costs stemming from more branches, an increase in amortization expense associated with core deposit intangibles created pursuant to our acquisitions in 2017, and an increase of $87,000 in net OREO expense.  The increases were partially offset by a drop of $131,000 in deferred fee expense for our directors related to the decline in BOLI income, and a reduction of $242,000 in directors’ stock option expense, since stock options issued to directors in 2018 have a one-year vesting period over which expenses are amortized, as opposed to immediate vesting for stock options issued in prior years.

The Company’s provision for income taxes was 24% of pre-tax income in the first quarter of 2018 relative to 28% in the first quarter of 2017, consistent with our lower Federal income tax rate.  Our tax accrual rate for 2017 would have been higher and the quarter over quarter variance would have been larger if not for a relatively high level of disqualifying dispositions of Company shares issued pursuant to the exercise of incentive stock options in the first quarter of 2017.  The favorable tax impact of disqualifying dispositions is reflected in the income statement as an adjustment to our income tax provision.

Balance sheet changes during the first quarter of 2018 include an increase in total assets of $33 million, or 1%, due to higher loan balances.  Gross loans increased by $34 million, or 2%, due to strong organic growth in real estate loans and agricultural loans.  Non-agricultural real estate loans were up $61 million, or 6%, while agricultural real estate loans increased by $2 million, or 2%, and agricultural production loans were up $7 million, or 16%.  Those increases were partially offset by a drop of $6 million, or 4%, in commercial loans, and a reduction of $29 million, or 21%, in mortgage warehouse loans, which declined as the utilization rate on mortgage warehouse lines dropped to 28% at March 31, 2018 from 34% at December 31, 2017 and we exited a couple of relationships.  Consumer loans were also down by over $1 million, or 11%.  While we have experienced a higher level of real-estate secured and agricultural lending activity in recent periods and our pipeline of loans in process of approval remains relatively robust, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels and mortgage warehouse loan volumes are difficult to predict.

Total nonperforming assets, namely non-accrual loans and foreclosed assets, were down by $984,000, or 10%, during the first quarter of 2018, primarily due to a reduction in non-accruing loans resulting from payoffs and upgrades.  The Company’s ratio of nonperforming assets to loans plus foreclosed assets also dropped slightly, to 0.53% at March 31, 2018 from 0.60% at December 31, 2017.  All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.  In addition to nonperforming assets, the Company had $11 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of March 31, 2018.

The Company’s allowance for loan and lease losses was $9.0 million at March 31, 2018, a 1% reduction relative to December 31, 2017.  The slight decline for the period came despite the addition of $200,000 via a loan loss provision, and was due primarily to the charge-off of previously-established reserves against the allowance for loan and lease losses and continued improvement in the credit quality of the loan portfolio.  Net charge-offs totaled $252,000 in the first quarter of 2018, compared to net charge-offs against the allowance of $113,000 in the first quarter of 2017.  Because of the slight drop in the level of the allowance relative to growth in our loan portfolio, the allowance fell to 0.56% of total loans at March 31, 2018 from 0.58% at December 31, 2017.  It should be noted that our reserve level has been favorably impacted by acquired loans, which were booked at their fair value on the

Sierra Bancorp Financial Results

April 23, 2018

acquisition date and thus did not initially require a loan loss allowance.  Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in that portfolio segment.  Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of March 31, 2018, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances reflect net growth of $48 million, or 2%, during the first quarter of 2018, due to seasonal increases in balances and continued growth in the number of accounts.  Junior subordinated debentures increased slightly from the accretion of the discount on trust-preferred securities that were part of the Coast Bancorp acquisition, but other non-deposit borrowings were reduced by $11 million, or 38%, during the quarter.

Total capital of $255 million at March 31, 2018 reflects an slight decline relative to year-end 2017, due to an increase in our accumulated other comprehensive loss which was partially offset by capital from stock options exercised and the addition of income, net of dividends paid.  There were no share repurchases executed by the Company during the recently concluded quarter.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 41st year of operations and is the largest independent bank headquartered in California's South San Joaquin Valley.  Bank of the Sierra is a community-centric regional bank, which offers a full range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo, and Santa Barbara.  The Bank also maintains an online branch, and provides specialized lending services through an agricultural credit center, a real estate industries center, and an SBA center.  Bank of the Sierra holds a Bauer Financial 5-star rating, an honor only awarded to the strongest financial institutions in the country.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

April 23, 2018

Sierra Bancorp Financial Results

April 23, 2018

Sierra Bancorp Financial Results

April 23, 2018

Sierra Bancorp Financial Results

April 23, 2018

Sierra Bancorp Financial Results

April 23, 2018

VG BAL SHEET, INTEREST INC/EXP, & YIELD/RATE
alances in $000's, unaudited)

	For the quarter ended March 31, 2018			For the quarter ended December 31, 2017			For the quarter ended March 31, 2017		
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ssets									
vestments:									
ederal funds sold/due from time	$ 30,476	$ 118	1.55%	$ 10,646	$ 39	1.43%	$ 56,658	$ 114	0.80
axable	425,075	2,338	2.20%	442,798	2,210	1.95%	426,368	2,013	1.89
on-taxable	141,579	1,016	3.63%	143,066	1,008	4.24%	116,049	805	4.27
Total investments	597,130	3,472	2.51%	596,510	3,257	2.49%	599,075	2,932	2.25
oans and Leases:									
eal estate	1,254,596	16,644	5.38%	1,216,894	16,742	5.46%	927,531	11,608	5.08
gricultural Production	50,131	658	5.32%	47,802	622	5.16%	47,508	556	4.75
ommercial	127,316	1,379	4.39%	131,227	1,693	5.12%	120,075	1,499	5.06
onsumer	10,493	293	11.32%	11,180	347	12.31%	12,095	347	11.64
ortgage warehouse lines	83,348	978	4.76%	124,220	1,437	4.59%	90,030	917	4.13
ther	3,013	52	7.00%	3,196	36	4.47%	2,979	43	5.85
Total loans and leases	1,528,897	20,004	5.31%	1,534,519	20,877	5.40%	1,200,218	14,970	5.06
otal interest earning assets	2,126,027	$ 23,476	4.53%	2,131,029	$ 24,134	4.59%	1,799,293	$ 17,902	4.13
ther earning assets	10,195			10,121			8,506		
on-earning assets	201,397			205,010			155,246		
Total assets	$ 2,337,619			$ 2,346,160			$ 1,963,045		
iabilities and shareholders' equity									
terest bearing deposits:									
emand deposits	$ 116,829	$ 88	0.31%	$ 114,564	$ 89	0.31%	$ 134,717	$ 101	0.30
OW	409,198	117	0.12%	403,192	115	0.11%	368,612	102	0.11
avings accounts	293,716	76	0.10%	277,271	72	0.10%	221,449	63	0.12
oney market	164,824	42	0.10%	188,470	88	0.19%	120,367	23	0.08
ime Deposits	375,718	995	1.07%	368,759	810	0.87%	342,717	400	0.47
Total interest bearing deposits	1,360,285	1,318	0.39%	1,352,256	1,174	0.34%	1,187,862	689	0.24
orrowed funds:									
unior Subordinated Debentures	34,606	385	4.51%	34,562	359	4.12%	34,428	320	3.77
ther Interest-Bearing Liabilities	10,759	13	0.49%	32,924	59	0.71%	9,808	10	0.41
Total borrowed funds	45,365	398	3.56%	67,486	418	2.46%	44,236	330	3.03
Total interest bearing liabilities	1,405,650	$ 1,716	0.50%	1,419,742	$ 1,592	0.44%	1,232,098	$ 1,019	0.34
emand deposits - non-interest bearing	643,524			639,850			495,656		
ther liabilities	31,936			40,851			26,817		
hareholders' equity	256,509			245,717			208,474		
Total liabilities and shareholders' equity	$ 2,337,619			$ 2,346,160			$ 1,963,045		
terest income/interest earning assets			4.53%			4.59%			4.13
terest expense/interest earning assets			0.33%			0.29%			0.23
Net interest income and margin		$ 21,760	4.20%		$ 22,542	4.30%		$ 16,883	3.90

OTE: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 21% tax rate for periods ding after December 31, 2017, and a 35% tax rate for periods ending on or before December 31, 2017

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